EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Neuralstem, Inc. and to the incorporation by reference therein of our report dated March 10, 2014, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Neuralstem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Stegman & Company

Baltimore, Maryland

June 6, 2014